Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E Equipment Services Reports Fourth Quarter 2012 Results

BATON ROUGE, Louisiana — (March 5, 2013) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2012.

FOURTH QUARTER 2012 HIGHLIGHTS:

•	Revenues increased 15.3% to $250.1 million versus $217.0 million a year ago.

•	Net income was $10.7 million in the fourth quarter compared to $7.9 million a year ago.

•	EBITDA increased 39.2% to $60.4 million from $43.4 million, yielding a margin of 24.1% compared to 20.0% of revenues a year ago.

•	Rental revenues increased 28.9%, or $18.1 million, to $80.7 million due to a larger fleet and improved rates compared to a year ago. Demand remained strong during the fourth quarter.

•	New equipment sales were consistent at $87.0 million compared to a year ago.

•	Gross margin was 29.4% as compared to 25.8% a year ago. Rental gross margin increased to 48.1% compared to 44.5% a year ago.

•

Average time utilization (based on original equipment cost) was 71.8% compared to 72.3% a year ago and 72.9% in the third quarter of 2012. Average time utilization (based on units available for rent) was 66.6% compared to 67.3% last year and 68.9% last quarter.

•	Average rental rates increased 10.1% compared to a year ago and improved 0.4% compared to the third quarter of this year.

•	Dollar utilization was 36.4% as compared to 33.9% a year ago.

•	Average rental fleet age at December 31, 2012 was 38.0 months, down from 38.6 months at the end of the last quarter and significantly younger than the industry average age of 48 months.

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H&E Equipment Services Reports Fourth Quarter 2012 Results

March 5, 2013

“The momentum in our business continued in the fourth quarter, where we delivered 15.3% revenue growth and impressive EBITDA growth of 39.2%,” said John Engquist, H&E Equipment Services’ chief executive officer. “Demand for rental equipment continued at high levels and we successfully capitalized on the opportunity as rental revenues increased 28.9% compared to a year ago. While our rental business continued to benefit from the secular shift occurring, every segment of our business delivered year-over-year increases in revenue and gross profit. As a result, we delivered bottom line growth of 36.2% in the fourth quarter.”

Engquist concluded, “Our business performed well in 2012. As we move into 2013, we continue to invest in our fleet, expand our geographic footprint and strengthen our foothold in the industrial sector to leverage improving market opportunities. The extension in the bonus depreciation deduction should prove to be positive for our distribution business. Lastly, we recently completed a successful add-on notes offering of $100 million of 7% senior unsecured notes due 2022, which priced at 108.5% of par. This notes offering enhances our liquidity profile and was leverage neutral, with the proceeds used to pay down a portion of the senior secured credit facility. From operations to capitalization, our Company is well positioned for continued growth in 2013.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2012:

Revenue

Total revenues increased 15.3% to $250.1 million from $217.0 million in the fourth quarter of 2011. Equipment rental revenues increased 28.9% to $80.7 million compared with $62.6 million in the fourth quarter of 2011. New equipment sales increased 0.5% to $87.0 million from $86.6 million in the fourth quarter of 2011. Used equipment sales increased 49.6% to $29.5 million compared to $19.7 million in the fourth quarter of 2011. Parts sales increased 9.1% to $25.5 million from $23.3 million in the fourth quarter of 2011. Service revenues increased 7.6% to $14.9 million compared to $13.9 million a year ago.

Gross Profit

Gross profit increased 31.1% to $73.5 million from $56.1 million in the fourth quarter of 2011. Gross margin was 29.4% for the quarter ended December 31, 2012, compared to gross margin of 25.8% for the quarter ended December 31, 2011.

On a segment basis, fourth quarter 2012 gross margin on rentals was 48.1% in this quarter compared to 44.5% in the fourth quarter of 2011 due to higher average rental rates on new contracts in the period and lower rental expenses as a percentage of equipment rental revenues. On average, rental rates increased 10.1% as compared to the fourth quarter of 2011. Time utilization (based on original equipment cost) was 71.8% in the fourth quarter of 2012 and 72.3% a year ago.

Gross margin on new equipment sales was 11.2% compared to 10.0% in the fourth quarter a year ago. Gross margin on used equipment sales was 30.2% compared to 25.9% a year ago. Gross margin on parts sales was 27.4% in this quarter and 27.0% a year ago. Gross margin on service revenues was 59.4% compared to 60.2% in the prior year.

Rental Fleet

At the end of the fourth quarter of 2012, the original acquisition cost of the Company’s rental fleet was $883.0 million, an increase of $146.4 million from $736.6 million at the end of 2011. Dollar utilization was 36.4% compared to 33.9% for the fourth quarter of 2011. Dollar returns increased reflecting higher year-over-year average rental rates.

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H&E Equipment Services Reports Fourth Quarter 2012 Results

March 5, 2013

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2012 were $45.1 million compared with $38.7 million last year, a $6.4 million, or 16.7%, increase. The net increase in SG&A expenses is largely a result of increased commission and incentive pay that resulted from higher rental and sales revenues. For the fourth quarter of 2012, SG&A expenses as a percentage of total revenues were 18.1% compared to 17.8% a year ago.

Income from Operations

Income from operations for the fourth quarter of 2012 was $28.5 million, or 11.4% of revenues, compared with $17.7 million, or 8.1% of revenues, a year ago.

Interest Expense

Interest expense for the fourth quarter of 2012 was $11.9 million compared to $7.1 million in the fourth quarter of 2011.

Net Income

Net income was $10.7 million, or $0.31 per diluted share, compared to net income of $7.9 million, or $0.23 per diluted share, a year ago. The effective income tax rate was 36.1% compared to 26.0% a year ago.

EBITDA

EBITDA for the fourth quarter of 2012 increased 39.2% to $60.4 million compared to $43.4 million a year ago. EBITDA, as a percentage of revenues, was 24.1% compared to 20.0% a year ago.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2012:

Revenue

Total revenues increased 16.2% to $837.3 million from $720.6 million in 2011. Equipment rental revenues increased 26.6% to $288.6 million compared with $228.0 million in 2011. New equipment sales increased 9.8% to $241.7 million from $220.2 million in 2011. Used equipment sales increased 22.5% to $104.6 million compared to $85.3 million in 2011. Parts sales increased 5.4% to $99.6 million from $94.5 million in 2011. Service revenues increased 4.8% to $56.6 million compared with $54.0 million a year ago.

Gross Profit

Gross profit increased 33.5% to $257.3 million from $192.7 million in 2011. Gross margin was 30.7% for 2012 as compared to 26.7% for 2011. This increase in gross margin is primarily due to higher gross margins on rental revenues, used equipment sales and other gross margins.

On a segment basis, gross margin on rentals increased to 47.0% from 41.5% in 2011 primarily due to higher average time utilization and increased average rental rates. On average, 2012 rental rates increased 10.5% as compared to 2011. In 2012, time utilization (based on original equipment cost) increased to 72.0% compared to 69.7% last year. In 2012, time utilization (based on units available for rent) increased to 67.5% from 66.2% a year ago.

Gross margin on new equipment sales was 11.4%, up from 10.9% in 2011. Gross margin on used equipment sales increased to 29.2% from 23.8%. Gross margin on parts sales increased to 27.4% from 26.8%. Gross margin on service revenues was 61.1% compared to 61.0% in 2011.

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H&E Equipment Services Reports Fourth Quarter 2012 Results

March 5, 2013

Selling, General and Administrative Expenses

SG&A expenses for 2012 were $169.7 million compared with $153.4 million last year, a $16.3 million, or a 10.6%, increase. In 2012, SG&A expenses as a percentage of total revenues were 20.3% compared to 21.3% in 2011.

Income from Operations

Income from operations in 2012 was $89.2 million, or 10.7% of revenues, compared to $40.1 million, or 5.6% of revenues in 2011.

Interest Expense

Interest expense in 2012 was $35.5 million compared to $28.7 million in 2011.

Net Income and Adjusted Net Income

Net Income was $28.8 million, or $0.82 per diluted share, compared to $8.9 million, or $0.26 per diluted share in 2011. Adjusted Net Income was $35.4 million, or $1.01 per diluted share in 2012. The effective income tax rate was 35.1% in 2012 as compared to 26.5% in 2011.

EBITDA and Adjusted EBITDA

EBITDA for 2012 increased $56.2 million to $196.5 million from $140.3 million in 2011. EBITDA as a percentage of revenues was 23.5% compared to 19.5% in 2011. Adjusted EBITDA increased $66.4 million, or 47.4%, to $206.7 million from $140.3 million in 2011. Adjusted EBITDA as a percentage of revenues was 24.7% compared with 19.5% in 2011.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and Adjusted Net Income). Please refer to our Current Report on Form 8-K for a description of these measures and a discussion of our use of these measures. EBITDA, Adjusted EBITDA, and Adjusted Net Income as calculated by the Company, are not necessarily comparable to similarly titled measures reported by other companies. Adjusted Net Income provides useful information concerning future profitability. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter results today, March 5, 2013, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-4761 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on March 5, 2013, and will continue through March 18, 2013, by dialing 719-457-0820 and entering confirmation code 1740789.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on March 5, 2013, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 66 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and

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H&E Equipment Services Reports Fourth Quarter 2012 Results

March 5, 2013

on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Fourth Quarter 2012 Results

March 5, 2013

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Equipment rentals	$80,700	$62,598	$288,641	$228,038
New equipment sales	87,011	86,582	241,721	220,211
Used equipment sales	29,463	19,692	104,563	85,347
Parts sales	25,460	23,345	99,621	94,511
Service revenues	14,939	13,882	56,554	53,954
Other	12,544	10,920	46,215	38,490

Total revenues	250,117	217,019	837,315	720,551
Cost of revenues:
Rental depreciation	28,239	22,635	102,966	86,781
Rental expense	13,677	12,115	50,052	46,599
New equipment sales	77,252	77,881	214,197	196,152
Used equipment sales	20,562	14,598	73,988	65,042
Parts sales	18,497	17,048	72,323	69,222
Service revenues	6,070	5,525	21,977	21,024
Other	12,327	11,166	44,510	43,028

Total cost of revenues	176,624	160,968	580,013	527,848

Gross profit	73,493	56,051	257,302	192,703
Selling, general, and administrative expenses	45,149	38,673	169,653	153,354
Gain on sales of property and equipment, net	114	272	1,592	793

Income from operations	28,458	17,650	89,241	40,142
Loss on early extinguishment of debt	—	—	(10,180)	—
Interest expense	(11,873)	(7,120)	(35,541)	(28,727)
Other income, net	177	100	928	726

Income before provision for income taxes	16,762	10,630	44,448	12,141
Provision for income taxes	6,058	2,768	15,612	3,215

Net income	$10,704	$7,862	$28,836	$8,926

NET INCOME PER SHARE
Basic – Net income per share	$0.31	$0.23	$0.83	$0.26

Basic – Weighted average number of common shares outstanding	34,958	34,806	34,890	34,759

Diluted – Net income per share	$0.31	$0.23	$0.82	$0.26

Diluted – Weighted average number of common shares outstanding	35,022	34,898	34,978	34,887

Dividends declared per common share	$—	$—	$7.00	$—

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H&E Equipment Services Reports Fourth Quarter 2012 Results

March 5, 2013

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31,	December 31,
	2012	2011
Cash	$8,894	$24,215
Rental equipment, net	583,349	450,877
Total assets	942,399	753,305
Total debt (1)	690,166	268,660
Total liabilities	893,763	489,098
Stockholders’ equity	48,636	264,207
Total liabilities and stockholders’ equity	$942,399	$753,305

(1)

Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations. Total debt as presented as of December 31, 2012 includes $8.9 million of unaccreted discount related to the Company’s senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income	$10,704	$7,862	$28,836	$8,926
Interest expense	11,873	7,120	35,541	28,727
Provision for income taxes	6,058	2,768	15,612	3,215
Depreciation	31,723	25,580	116,447	99,036
Amortization of intangibles	—	25	66	362

EBITDA	$60,358	$43,355	$196,502	$140,266
Loss on early extinguishment of debt	—	—	10,180	—

Adjusted EBITDA	$60,358	$43,355	$206,682	$140,266

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H&E Equipment Services Reports Fourth Quarter 2012 Results

March 5, 2013

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Twelve Months Ended December 31, 2012
	As Reported	Adjustment (1)	Adjusted
Income before provision for income taxes	$44,448	$10,180	$54,628
Provision for income taxes	15,612	3,573	19,185

Net income	$28,836	$6,607	$35,443

NET INCOME PER SHARE
Basic – Net income per share	$0.83		$1.02

Diluted – Net income per share	$0.82		$1.01

Weighted average number of common shares outstanding
Basic	34,890		34,890

Diluted	34,978		34,978

(1)	Adjustment includes premium paid to repurchase or redeem the Company’s 8 3/8% senior unsecured notes and the write-off of unamortized deferred transaction costs.

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